Exhibit 10.3

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Whereas, Martin M. Koffel (“Executive”) and URS Corporation, a Delaware corporation (the “Company”) entered into a Supplemental Executive Retirement Agreement (the “Agreement”) effective as of September 5, 2003 (the “Effective Date”);

Whereas, this Agreement is intended to provide Executive with a supplemental retirement benefit in addition to the benefit that Executive will be eligible to receive following the termination of his employment with the Company under the URS Corporation 401(k) Retirement Plan;

Whereas, this Agreement is not intended to meet the qualification requirements under Section 401 of the Code;

Whereas, Executive and the Company wish to amend and restate the Agreement effective as of December 7, 2006; and

Whereas, Executive and the Company acknowledge and agree that (i) Executive was vested in a portion of the Benefit (as defined below) as of December 31, 2004, in an annual amount as contemplated under Section 4.2(a) equal to $901,452, which is equivalent to a lump sum amount as contemplated under Section 4.2(b)(ii) of $10,956,000, and therefore such amount shall not be considered subject to the provisions of Section 409A of the Code (the “Grandfathered Amount”) and (ii) any portion of the Benefit exceeding the Grandfathered Amount shall be considered subject to the provisions of Section 409A of the Code (the “Non-Grandfathered Amount”).

Now Therefore, the Company and Executive hereby agree as follows:

ARTICLE 1
Scope of and Consideration for this Agreement

1.1  Executive is currently employed by the Company.

1.2  The Company and Executive entered into a Supplemental Executive Retirement Agreement effective as of July 13, 1999 (the “Prior SERP”), which sets forth the supplemental retirement benefit that Executive or his Beneficiary will be eligible to receive following his termination of employment with the Company.

1.3  The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company and Executive’s continued employment with the Company.

1.4  This Agreement shall amend, restate and supersede the Prior SERP and any other agreement with the Company relating to supplemental executive retirement benefits to be received by Executive upon his termination of employment with the Company. This Agreement is not intended to amend, restate or supersede any other agreement into which Executive and the Company have entered including, but not limited to, employment agreements, stock option agreements and deferred compensation agreements.

ARTICLE 2
Amount of Benefit

Executive shall be eligible to receive a benefit under this Agreement following his termination of employment with the Company (the “Benefit”). The Benefit shall be an annual amount, payable for the life of Executive with a guarantee of payments for at least ten (10) years, equal to (a) a percentage of Executive’s Final Average Compensation, which percentage shall be determined based on Executive’s age at his termination of employment as set forth in the following table (with interpolation of percentages for ages between those whole years specified based on the number of complete weeks beyond a specified whole year divided by 52), reduced by (b) the annual Social Security benefit to which Executive is entitled at the time of earliest eligibility:

Executive’s Age at Termination of Employment	Applicable Percentage
67 or older	60%
66	55%
65 or younger	50%

If Executive’s employment with the Company is terminated (a) by the Company for any reason within thirteen (13) months following a Change in Control, (b) by Executive for any reason within two (2) years following a Change in Control or (c) by the Company for any reason following the occurrence of a Potential Change in Control and within six (6) months prior to the occurrence of a Change in Control, Executive’s Benefit shall be calculated as if Executive’s age at termination of employment were sixty-seven (67). If Executive terminates employment with the Company after attaining age sixty-seven (67), the Benefit shall be the greater of (a) the Benefit computed as of the date of Executive’s termination of employment with the Company or (b) the Actuarial Equivalent (to reflect later commencement) of the Benefit computed as if it commenced as of the first day of the month coinciding with or next following the date of Executive’s sixty-seventh (67th) birthday.

ARTICLE 3
Timing of Benefit Payment

3.1 Grandfathered Amount. Payment of any Grandfathered Amount of the Benefit shall commence on the first day of the month following the month in which Executive’s termination of employment with the Company occurs.

Executive may, upon executing this Agreement or thereafter, by notice to the Company, elect such later date upon which any Grandfathered Amount of the Benefit shall commence following termination of his employment. Such election of a Benefit payment commencement date shall be irrevocable; provided, however, that Executive may change his election of a Benefit payment commencement date if the election to change the Benefit payment commencement date is made at least one (1) year prior to the date that Benefit payments actually commence to Executive. If Executive elects such a change in the commencement date of Benefit payments and such election is made less than one (1) year prior to the date that Benefit payments actually commence to Executive, then such election change shall not be effective until one (1) year from the date the election change is made, and Benefit payments scheduled to be made during such one (1) year period shall be paid on schedule. If Executive does not elect a Benefit commencement date prior to his termination of employment with the Company, he shall be deemed to have elected to begin receiving Benefit payments on the first day of the month following the month in which his employment with the Company terminates.

3.2 Non-Grandfathered Amount. If and to the extent necessary to avoid the imposition of additional tax under Section 409A of the Code, payment of any Non-Grandfathered Amount of the Benefit shall be made in a lump sum on the date that is six (6) months following the date on which Executive’s termination of employment with the Company occurs.

Notwithstanding the foregoing, Executive may, upon executing this Agreement or thereafter, by notice to the Company, elect such later date upon which payment of any Non-Grandfathered Amount of the Benefit shall commence following termination of his employment or change such election of a Benefit payment commencement date, provided that (i) such election may not be made less than twelve (12) months prior to the date payment of the Benefit is scheduled to commence, and (ii) the new Benefit payment commencement date is at least five (5) years following the date payment of the Benefit otherwise would have commenced.

ARTICLE 4
Form of Benefit Payment

4.1  Executive shall, upon executing this Agreement or thereafter, elect the form in which his Benefit shall be distributed. Such election of a distribution form shall be irrevocable; provided, however, that Executive may change his election of a distribution form if such election is made no later than one (1) year prior to the date that Benefit payments actually commence to Executive; provided further, however, that with respect to any Non-Grandfathered Amount of the Benefit, Executive may change his election of a distribution form only if the new form results in the commencement of Benefit payments at least five (5) years following the date such payments otherwise would have commenced. Subject to the foregoing sentence, if Executive elects a change in the distribution form of his Benefit and such election is made less than one (1) year prior to the date that Benefit payments actually commence, then such election change shall be ineffective, and the Benefit shall be distributed according to Executive’s immediately prior election. If Executive does not elect a distribution form prior to becoming eligible to receive a Benefit under this Agreement, he shall be deemed to have elected the lump sum Benefit pursuant to Section 4.2(b)(ii).

4.2  Executive may elect a distribution form for his Benefit from among the following forms:

(a) The normal form of Benefit is a life annuity with a ten (10) year term certain. This form of Benefit shall be paid in equal monthly installments for the longer of the life of Executive or ten (10) years.

(b) The following optional forms of Benefit shall each be calculated to be the Actuarial Equivalent of the normal form of Benefit:

(i) A joint and survivor annuity shall be paid in equal monthly installments for the life of Executive, and after Executive’s death, a fifty percent (50%) continuation of such installments shall be paid to Executive’s Beneficiary for the life of such Beneficiary.

(ii) A single lump sum payment to Executive or Executive’s Beneficiary.

ARTICLE 5
Death of Executive

5.1  If Executive should die prior to the commencement of Benefit payments, Executive’s Beneficiary shall be entitled to receive a death benefit in the form of a single lump sum equal to the value of the lump sum Benefit Executive would have received pursuant to Section 4.2(b)(ii) above if he had terminated his employment with the Company on the day before his death and had received such Benefit on such day. The foregoing death benefit shall be paid within thirty (30) days following Executive’s death.

5.2  If Executive should die after commencing to receive Benefit payments in the form of a life annuity with a ten (10) year term certain, Executive’s Beneficiary shall be entitled to receive a death benefit equal to the value of the remaining ten (10) year term certain payments. Such Benefit will be paid in monthly installments for the remainder of the ten (10) year life term; provided, however, that if the Beneficiary is Executive’s estate, the Actuarial Equivalent of the Grandfathered Amount of the Benefit shall be paid in the form of a single lump sum. The foregoing death benefit shall be paid, or commence to be paid, within thirty (30) days following Executive’s death.

ARTICLE 6
Post-Retirement Health Insurance Coverage

6.1  During the eighteen (18) month period commencing upon Executive’s termination of employment with the Company for any reason, including his death, Executive (and, where applicable, his dependents) shall be entitled, at the Company’s expense, to continue participation in the insurance programs maintained by the Company, including life, disability and health (including dental, vision and EAP) insurance programs, as if he were still an employee of the Company. Where applicable, Executive’s salary shall be deemed to be equal to the Base Compensation (as defined in Section 8.8 below) as in effect immediately prior to his termination of employment. During Executive’s life, such coverage shall be extended to Executive and his dependents who qualify as such under the terms of the Company’s health insurance programs. Following Executive’s death, such coverage shall continue to be available to Executive’s surviving spouse, at the Company’s expense, during such eighteen (18) month period. To the extent the Company finds it impossible to cover Executive or his surviving spouse or dependents under its group insurance policies during such eighteen (18) month period, the Company shall provide Executive with the same level of coverage under individual policies at the same cost to Executive. The foregoing coverage shall satisfy the obligations of the Company and its heath insurance programs under the Comprehensive Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any analogous state laws, and Executive shall make any elections requested by the Company to evidence such fact.

6.2  Following the expiration of the extended period of Company-paid health insurance coverage provided for in Section 6.1 above, Executive shall be entitled, at his expense but at the Company’s group rates, to continue participation in the health insurance programs maintained by the Company, including life, disability and health (including vision, dental and EAP) insurance programs, as if he were still an employee of the Company, and primary to any Medicare coverage that might be available. During Executive’s life, such coverage shall be extended to Executive and his dependents who qualify as such under the terms of the Company’s health insurance programs. Following Executive’s death, such coverage shall continue to be available to Executive’s surviving spouse, at her expense but at the Company’s group rates, for her lifetime. To the extent that the Company finds it impossible to cover Executive or his surviving spouse or dependents under its group insurance policies, the Company shall arrange for Executive or his surviving spouse, at their expense but at a rate equivalent to the Company’s group rates, to be provided with an individual policy providing substantially the same level of coverage as the Company’s health insurance programs.

ARTICLE 7
Funding

7.1  Benefits payable under this Agreement shall be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(a)(6) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and the Company shall administer this Agreement in a manner that will ensure that benefits are unfunded and that Executive will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Company shall not be required to segregate or earmark any of its assets for the benefit of Executive or his spouse or other Beneficiary, and each such person shall have only a contractual right against the Company for benefits hereunder. The rights and interests of Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive or any person claiming under or through Executive, nor shall they be subject to the debts, contracts, liabilities or torts of Executive or anyone else prior to payment.

7.2  In satisfaction of the prior agreement between Executive and the Company to defer the obligation of the Company to establish a grantor (“rabbi”) trust following a Change in Control (as defined in the Prior SERP), and notwithstanding the foregoing Section 7.1, the Company shall, within fifteen (15) days of the earliest to occur of (i) receiving a written request therefor from Executive and (ii) the termination of Executive’s employment with the Company for any reason, including the death of Executive, establish a grantor (“rabbi”) trust, substantially in the form attached hereto as Exhibit A (or such other form as the Company and Executive may agree), the assets of which shall be used exclusively and irrevocably to provide benefits to Executive pursuant to this Agreement (subject, however, to the claims of the general creditors of the Company); provided, however, that the establishment of such a trust will not render this Agreement other than “unfunded” (as that term is defined in Section 7.1). Upon the establishment of any such rabbi trust, and within sixty (60) days following the end of each of the Company’s fiscal years thereafter, the Company shall deposit in the trust an amount of cash or marketable securities (other than securities issued by the Company or any of its current or future affiliates) sufficient so that the total amount so deposited in the trust is equal in value to the lump sum payment that would be payable to Executive if on the date such trust is established, and on the last day of each of the Company’s fiscal years thereafter, Executive’s employment with the Company had terminated. Such amount shall be computed based on the thirty (30) year treasury bill rate as of the date such lump sum payment would have been payable.

ARTICLE 8
Definitions

For purposes of this Agreement, the following terms are defined as follows:

8.1  “Actuarial Equivalent” shall mean a form of Benefit (including a lump sum payment) differing in time or manner of payment from the normal form of Benefit set forth in Section 4.2(a) but having the same present value when computed using the following actuarial assumptions:

Mortality Table: the table specified in Section 417(e)(3)(A)(ii)(I) of the Code.

Interest Rate: the annual rate of interest on 30-year Treasury securities for the month preceding the date Benefit payments commence.

However, for purposes of clause (b) of the final sentence of Article 2, only the Interest Rate (and not the Mortality Table) shall apply.

8.2  “Board” shall mean the Board of Directors of URS Corporation or of a successor to URS Corporation, as described in Section 11.9.

8.3  “Beneficiary” shall mean the beneficiary designated by Executive to receive benefits under this Agreement after Executive’s death. If Executive designates no Beneficiary, or if the designated Beneficiary does not survive Executive, the Beneficiary shall be Executive’s surviving spouse or, if none, Executive’s estate.

8.4  “Change in Control” shall mean the occurrence of any of the following events after the date of this Agreement:

(a)  A change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)  A change in the composition of the Board as a result of which fewer than two-thirds (2/3) of the incumbent directors are directors who either (i) had been directors of the Company twenty-four (24) months prior to such change or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination (the directors described in clauses (i) and (ii) above being referred to as “Incumbent Directors”); or

(c)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that:

(i)  The beneficial ownership by a person of twenty percent (20%) or more, but less than a majority, of the Base Capital Stock shall not constitute a Change in Control if such beneficial ownership was acquired in the ordinary course of such person’s business and not with the purpose or effect of changing or influencing the control of the Company and if such person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act with respect to such beneficial ownership;

(ii)  The beneficial ownership by Blum Capital Partners, L.P. and any person “affiliated” (within the meaning of the Exchange Act) with Blum Capital Partners, L.P. (collectively, “Blum”) of the Base Capital Stock shall not constitute a Change in Control unless and until Blum, either alone or as a member of a group that constitutes a “person” (as defined above), beneficially owns an aggregate of over twenty-five percent (25%) of the Base Capital Stock; and

(iii)  The beneficial ownership by TCG Holdings, L.L.C. and any person “affiliated” with TCG Holdings, L.L.C. (collectively, “TCG”) of the Base Capital Stock shall not constitute a Change in Control unless and until TCG, either alone or as a member of a group that constitutes a “person” (as defined above), beneficially owns an aggregate of over twenty-five percent (25%) of the Base Capital Stock.

8.5  “Code” shall mean the Internal Revenue Code of 1986, as amended.

8.6  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

8.7  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

8.8  “Final Average Compensation” shall mean the sum of (a) the average Base Compensation actually earned by Executive during the thirty-six (36) consecutive calendar months during the final sixty (60) calendar months of Executive’s employment with the Company in which such average Base Compensation was highest, but in no event higher than $950,000, plus (b) the amount of such average Base Compensation multiplied by the average Annual Target Bonus (not actual bonus paid), or, if applicable, Target Bonus percentage (not actual bonus paid), in effect during the same thirty-six (36) month period, but in no event higher than 120%. For purposes of this definition, “Base Compensation” and “Annual Target Bonus” have the meanings defined in the Employment Agreement between the Company and Executive originally dated December 16, 1991, as subsequently amended, and as restated in its entirety effective September 5, 2003, and as amended by the First Amendment dated December 7, 2006, as the same may be further amended or restated subsequent to the date of this Agreement (the “Employment Agreement”), and “Target Bonus” has the meaning defined in the Employment Agreement prior to its restatement. For purposes of calculating Final Average Compensation under this Agreement, the Annual Target Bonus (and Target Bonus percentage, if applicable) as in effect on the last day of each of the Company’s fiscal years shall be deemed to have been in effect during each calendar month of such year, regardless of any increase in the Annual Target Bonus (or Target Bonus percentage) during such year.

8.9  “Potential Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(a)  an event described in Section 8.4(iii), but substituting “ten percent (10%)” for “twenty percent (20%),” without the approval of a majority of the Incumbent Directors;

(b)  the institution by any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of a tender offer to acquire ten percent (10%) or more of the combined voting power of the Company’s Base Capital Stock without the approval of a majority of the Incumbent Directors prior to or within twenty (20) business days following such offer; or

(c)  a public announcement or receipt by the Board of a proposal of any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons to merge into, combine with or acquire all or substantially all of the assets or business of the Company without the approval of a majority of the Incumbent Directors within twenty (20) business days following such public announcement or receipt.

ARTICLE 9
Administration and Operation of the Agreement

The Company shall have the authority to control and manage the operation and administration of this Agreement. The Company has the sole discretion to make such rules, regulations, and interpretations of this Agreement and to make such computations and shall take such other actions to administer this Agreement as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under this Agreement as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

ARTICLE 10
Claims, Inquiries and Appeals

10.1  Applications for Benefits and Inquiries. Applications for benefits shall be in writing, signed and submitted to the Company at its primary office location.

10.2  Claims Procedure. The Company and Executive agree that all disputes regarding benefits under this Agreement shall be resolved in accordance with a reasonable claims procedure complying with 29 CFR §2560.503-1, as such regulations of the United States Department of Labor may from time to time be amended. For purposes of such a procedure, any denied claim shall be subject to review by the Compensation Committee of the Board.

10.3  Exhaustion of Remedies. No legal action for benefits under this Agreement may be brought until Executive or other claimant has pursued a resolution of the benefits claim in accordance with Section 10.2.

ARTICLE 11
General Provisions

11.1  Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, nor does it impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

11.2  Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

11.3  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

11.4  Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.5  Complete Agreement. This Agreement and the Employment Agreement constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to the subject matter hereof and thereof, wholly amending, restating and superseding all written and oral agreements with respect to supplemental executive retirement benefits, including, without limitation, the Prior SERP. It is entered into without reliance on any promise or representation other than those expressly contained herein.

11.6  Amendment Or Termination Of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

11.7  Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

11.8  Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

11.9  Successors And Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and his Beneficiary, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder.

11.10  Non-Alienation. No benefit under this Agreement may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

11.11  Legal Construction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without regard to such state’s conflict of laws rules, to the extent that such laws are not preempted by ERISA.

11.12  Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to their respective advisors (e.g., attorneys, accountants) or to the extent that disclosure is mandated by applicable law.

11.13  Other Documents. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

In Witness Whereof, the parties have executed this Agreement on the Effective Date written above.

/s/ Martin Koffel

Martin Koffel

URS CORPORATION

Date: December 7, 2006	By:	/s/ Joseph Masters
Joseph Masters
Vice President and General Counsel

Exhibit A

FORM OF TRUST AGREEMENT